EXHIBIT 10.4


                        FORM OF KEY MANAGEMENT AGREEMENT

            THIS AGREEMENT is entered into on the day of _____, 1997, but effective at the Effective Time (as set forth below), by and between , an individual resident of the State of ("Executive"), and Cemax-Icon, Inc., a Delaware corporation (the "Company").

            WHEREAS, Executive has heretofore been employed as an executive officer of the Company; and

            WHEREAS, Company, Imation Corp., a Delaware corporation ("Imation"), and CI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Imation ("Merger Subsidiary"), have agreed that Merger Subsidiary shall be merged (the "Merger") with and into the Company, in accordance with the terms and conditions of that certain Agreement and Plan of Merger among the Company, Imation and Merger Subsidiary dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will be the surviving corporation and a wholly owned subsidiary of Imation;

            WHEREAS, Imation has conditioned the execution of the Merger Agreement on the execution of this Agreement; and

            WHEREAS, the Company, as the surviving corporation in the Merger, desires to retain the services of Executive subsequent to such Merger, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing, the respective undertakings of the Company and Executive set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as an inducement to Imation to complete the Merger pursuant to the terms and conditions of the Merger Agreement, the Company and Executive agree as follows:

            1. Employment. The Company hereby agrees to employ Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period after the Effective Time (as defined in the Merger Agreement) and upon the other terms and conditions set forth in this Agreement.

            2. Term.

            2.01 Initial Term. Unless terminated at an earlier date in accordance with Section 6 of this Agreement, the term of Executive's employment hereunder shall commence at the Effective Time of the Merger and shall extend for a period of months after the Effective Time (the "Initial Term"). The term of this Agreement may be extended thereafter only by mutual agreement of the Company and Executive.

            2.02 Extension or Expiration of Initial Term. No later than six months prior to the expiration of the Initial Term, the Company and Executive will discuss the possible continued employment of Executive by the Company beyond the Initial Term.

                        (a) In the event the Company provides written notice of
            its intention not to continue the employment of Executive prior to or on the expiration date of the Initial Term (other than for any of the reasons set forth in Section 6.02(a), (b) or (c)), the termination of Executive's employment shall be considered a termination by the Company without "cause" pursuant to Section 6.01(d), AS OF THE DATE THE COMPANY PROVIDES THE WRITTEN NOTICE OF ITS INTENTION NOT TO CONTINUE THE EMPLOYMENT OF EXECUTIVE, for the purposes of Sections 4.05 (Substitute Option) and 6.06 (Wage Continuation).

                        (b) In the event that the Company does not provide
            written notice of its intention not to continue the employment of Executive prior to expiration of the Initial Term and the Company terminates its employment of Executive (other than for any of the reasons set forth in Section 6.02(a), (b) or (c)) within the first six months after the expiration of the Initial Term, the termination of Executive's employment shall be considered a termination by the Company without "cause" pursuant to Section 6.01(d), AS OF THE DATE OF TERMINATION OF EMPLOYMENT, for the purposes of Sections 4.05 (Substitute Option) and 6.06 (Wage Continuation).

            3. Position and Duties.

            3.01 Service with Company; Relocation. During the term of this Agreement, Executive agrees that Executive shall perform such reasonable employment duties as the Board of Directors of the Company shall assign to him substantially consistent with such Executive's duties and responsibilities immediately prior to the Effective Time. Following the Effective Time, the Executive shall initially have reporting responsibilities substantially consistent with Executive's reporting responsibilities immediately prior to the Effective Time.

            In the event that employment of Executive is terminated by the Company or Executive because the Company requires Executive to move his personal residence from the State of California at any time prior to the expiration of the Initial Term, such termination shall be considered a termination by the Company without "cause" pursuant to Section 6.01(d), AS OF THE DATE OF TERMINATION OF EMPLOYMENT, for the purposes of Sections 4.05 (Substitute Option) and 6.06 (Wage Continuation).

            3.02 Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full business time, attention and efforts to the business and affairs of the Company during the term of this Agreement. Executive represents to the Company that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

            4. Compensation.

            4.01 Base Salary. As base compensation for all services to be rendered by Executive under this Agreement during the first year of the term of this Agreement, the Company shall pay to Executive a base salary of $____, which salary shall be paid on a twice-monthly basis in accordance with the Company's normal payroll procedures and policies. The salary payable to Executive during each subsequent year during the term of this Agreement shall be established by the Company's Board of Directors following an annual performance review, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

            4.02 Incentive Compensation. In addition to the base salary described in Section 4.01, Executive shall be entitled to continued participation in the Cemax-Icon incentive pay plan (the "Incentive Plan"), subject to the following modifications:

            (a) For the initial six months of this Agreement, the payment and targets for incentive compensation shall be based on the Cemax- Icon Baseline Sales Plan and the amount of the payment shall be calculated as set forth on the attached Exhibit A;

            (b) During the succeeding six months of this Agreement, quarterly payments and targets for incentive compensation shall be based on the Imation Low Synergy Sales Plan and the amounts of the payment shall be calculated as set forth on the attached Exhibit A; and

            (c) During the remaining months of this Agreement, quarterly payments and targets shall be based on the Imation Low Synergy Sales and Profits Plan and the amounts of the payment shall be calculated as set forth on the attached Exhibit A.

            4.03 Participation in Benefit Plans. During the term of this Agreement, Executive shall be entitled to receive such medical and hospitalization insurance and other fringe benefits as are being provided to the Company's other Executive level employees from time to time to the extent that Executive's age, position or other factors qualify him for such fringe benefits.

            4.04 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

            4.05 Substitute Options. At the Effective Time, an option to purchase shares of the Company's common stock held by the Executive ("Current Option") will be converted into options to purchase shares of Imation's common stock ("Substitute Option") pursuant to Section 2.02 of the Merger Agreement. Notwithstanding anything in the Merger Agreement or the terms of the Current Option to the contrary, however, the Substitute Option will:

            (a) Become fully vested and exercisable for a period of two years after termination of employment (but in no event after expiration of the term of the Substitute Option) upon termination of employment pursuant to Section 6.01(a);

            (b) Become fully vested and exercisable for the remaining term of the Substitute Option upon termination of employment pursuant to Section 6.01(b);

            (c) Upon termination of employment for the reasons set forth in Section 6.01(c) or Section 6.01(e) (whether such termination is before or after the term of this Agreement), (i) be forfeited and terminate immediately as to the portion of such Substitute Option not vested as of the date of termination, and (ii) be exercisable for a period of five (5) business days after termination of employment (but in no event after expiration of the term of the Substitute Option) as to the portion of such Substitute Option vested as of the date of termination; or

            (d) Become fully vested and exercisable for a period of 45 days after termination of employment (but in no event after expiration of the term of the Substitute Option) upon termination of employment pursuant to Section 6.01(d) or upon termination of employment after the term of this Agreement other than for the reasons set forth in Section 6.01(c) or Section 6.01(e).

            5. Employee Agreement. As a material inducement to the Company to enter into this Agreement and to perform its obligations hereunder, and as a material inducement to Imation to enter into the Merger Agreement and to perform its obligations thereunder, Executive is entering into the Employee Agreement with the Company in the form attached hereto as Exhibit B (the "Employee Agreement"), which Employee Agreement shall become effective as of the Effective Time and shall survive the termination of this Agreement in accordance with its terms.

            6. Termination.

            6.01 Grounds for Termination. This Agreement shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time during such initial term or any extension thereof:

            (a)         Executive dies, or

            (b) Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation, or

            (c) The Board of Directors of the Company elects to terminate this Agreement for "cause" and notifies Executive in writing of such election, or

            (d) The Board of Directors of the Company elects to terminate this Agreement without "cause" and notifies Executive in writing of such election, or

            (e)         Executive elects to terminate this Agreement.

            If this Agreement is terminated pursuant to subsection (a), (b) or
(c) of this Section 6.01, such termination shall be effective immediately. If this Agreement is terminated pursuant to subsection (d) or (e) of this Section 6.01, such termination shall be effective thirty (30) days after delivery of the notice of termination.


            6.02 "Cause" Defined.

            (a) Executive has breached any provision of the Employee Agreement in any material respect and has failed to "cure" such breach within thirty (30) days after receipt of written notice of default from the Company, or

            (b) Executive has engaged in willful and material misconduct, including willful and material failure to perform Executive's duties as an officer or employee of the Company and has failed to "cure" such default within thirty (30) days after receipt of written notice of default from the Company, or

            (c) Executive has committed fraud, misappropriation or embezzlement in connection with the Company's business, or

            (d) Executive has been convicted or has pleaded nolo contendere to felony criminal misconduct, or

            (e) Executive's use of narcotics, liquor or an illicit drug has or has had a detrimental effect on the performance of his employment responsibilities, as determined by the Company's Board of Directors.

            In the event that the Company terminates Executive's employment for "cause" pursuant to Section 6.01(c) and Executive objects in writing to the Board's determination that there was proper "cause" for such termination within twenty (20) days after Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section
7.01. If Executive fails to object to any such determination of "cause" in writing within such twenty (20) day period, he shall be deemed to have waived his right to object to that determination. If such arbitration determines that there was not proper "cause" for termination, such termination shall be deemed to be a termination pursuant to Section 6.01(d), Executive's sole remedy shall be to receive the wage continuation benefits contemplated by Section 6.06, and the Substitute Option and New Option shall be treated as if the Company terminated this Agreement pursuant to Section 6.01(d) as of the date of determination by arbitration that there was not proper "cause."

            6.03 Effect of Termination Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

            6.04 "Disability" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition which renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of more than ninety (90) days.

            6.05 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets, source code, confidential information, hardware, software, product development and service tools, source code and other intellectual property of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets, source code or confidential information of the Company, which in any of these cases are in his possession or under his control.

            6.06 Wage Continuation. If Executive's employment by the Company is terminated by the Company pursuant to Section 6.01(b) or 6.01(d), the Company shall, through the later of (a) the date this Agreement would otherwise have expired pursuant to Section 2, or (b) six months from the date of termination of employment, but in no event later than six months after the expiration of the Initial Term of this Agreement,

            (i) continue to pay to Executive his base salary (less any payments received by Executive from any disability income insurance policy provided to him by the Company or other unemployment insurance benefits); and

            (ii) continue to provide health insurance, life insurance and long- term disability insurance benefits to Executive at a level consistent with the level of such benefits as of the date of termination of employment.

If this Agreement is terminated pursuant to Section 6.01(a), 6.01(c) or 6.01(e), Executive's right to base salary and health insurance, life insurance and long-term disability insurance benefits shall immediately terminate, except as may otherwise be required by applicable law.

            If Executive's employment by the Company is terminated by the Company pursuant to Section 6.01(b) or 6.01(d), Executive shall also be entitled to receive any incentive compensation that would have been payable to him, when and if such payment accrues and is payable under the Incentive Plan through the later of (a) the date this Agreement would otherwise have expired pursuant to
Section 2, or (b) six months from the date of termination of employment, but in no event later than six months after the expiration of the Initial Term of this Agreement. No such compensation will be payable to Executive with respect to any fiscal year in which the Company does not meet the performance objectives set forth in the Incentive Plan.

         Any payment pursuant to this Section 6.06 shall be conditioned upon the delivery by Executive to the Company of a full release by Executive of any and all claims Executive may have against the Company that in any way relate to his employment by the Company.

            No severance or other consideration from any incentive compensation plan (including, without limitation, the Incentive Plan) shall be payable to Executive for a termination pursuant to Section 6.01(a), 6.01(c) or 6.01(e), except to the extent Executive is entitled to such severance or other consideration as of the date of such termination of employment.

            7. Settlement of Disputes.

            7.01 Arbitration. Except as provided in Section 7.02, any and all claims or controversies arising between Executive and the Company (or any of its affiliated companies) related to Executive's employment with the Company or termination thereof, including claims for breach of contract, tort, employment discrimination (including unlawful harassment), and any violation of any state or federal law shall be resolved by arbitration in accordance with the applicable labor arbitration rules of the American Arbitration Association. However, claims under applicable workers compensation law and the National Labor Relations Act shall not be subject to arbitration. The arbitrator shall be selected from a panel provided by the Judicial Arbitration and Mediation Service. The arbitration shall be conducted in the State of California. Executive and the Company shall equally share the fees and costs of the arbitrator and shall pay their own respective costs and attorneys fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys fees, then the arbitrator may award reasonable attorneys fees and costs to the prevailing party. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

            The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

            7.02 Resolution of Certain Claims - Injunctive Relief. Section 7.01 shall have no application to claims by the Company asserting a violation of
Section 6.05 or seeking to enforce, by injunction or otherwise, the terms of
Section 6.05. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 7.03. Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Section 6.05 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Section 6.05.

            7.03 Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the courts of the state of Minnesota. Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against Executive by the Company.

            7.04 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            8. Miscellaneous.

            8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

            8.02 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Executive by the Company and the ancillary matters discussed herein and supersedes all prior agreements and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.

            8.03 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling or any other amount owed to the Company.

            8.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by both the Executive and the Company.

            8.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            8.06 Assignment. This Agreement constitutes a personal service agreement on the part of Executive and his duties hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. The Company may, without the consent of Executive, assign its rights and obligations under this Agreement to Imation or to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.

            8.07 Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

            8.08 Parties. No provision of this Agreement shall be binding on, create any presumption of employment by, or provide any entitlement to any benefits from Imation.

            8.09 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

            8.10 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and/or facsimile numbers set forth below (or to such other addresses and/or facsimile numbers as a party may designate by notice to the other parties):

            Notices to Executive: to the most recent address on record with the Company.

         Notices to the Company:                  with a copy to:

         Imation Corp.                            Dorsey & Whitney LLP
         Legal Affairs                            220 South Sixth Street
         One Imation Place                        Minneapolis, MN 55402
         Oakdale, MN  55128-3414                  Attention: Gary L. Tygesson
         Attn:  Susan Laine                       Telecopy:  (612) 340-8753

         Imation Corp.
         One Imation Place
         Oakdale, MN  55128-3414
         Attn: Brad T. Sauer

                  IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.


                                           CEMAX-ICON, INC.


                                           By
                                              ---------------------------------
                                             Its
                                                 ------------------------------



                                           ------------------------------------
                                           ["Executive"]




                                                                       EXHIBIT A

                             Incentive Compensation

Time Period            Award Amount             Modification of Award Amount

First 6 months:        $
Section 4.02(a)        --------------------     100% of Award Amount based on
                                                achievement of Cemax-Icon
                                                Baseline Sales Plan. 100% of
                                                target pays 100% of Award
                                                Amount. Below target pays zero.
                                                Above target pays up to 130% of
                                                Award Amount on a directly
                                                proportional basis (e.g. if 110%
                                                of target achieved, 110% of
                                                Award Amount paid).

Next 6 months:         $
Section 4.02(b)        ------------------       100% of Award Amount based on
                                                achievement of Imation Low
                                                Synergy Sales Plan. Below 75% of
                                                target pays zero. 75% of target
                                                pays 50% of Award Amount, 100%
                                                of target pays 100% of Award
                                                Amount, and between 75% and 100%
                                                pays an Award Amount that scales
                                                linearly from 50% to 100% of the
                                                Award Amount. Above target pays
                                                up to 130% of Award Amount on a
                                                directly proportional basis
                                                (e.g. if 110% of target
                                                achieved, 110% of Award Amount
                                                paid).

Remaining months       $
of Initial Term:       --------------------     50% of Award Amount based on
Section 4.02                                    achievement of Imation Low Sales
                                                Plan and 50% on Imation Low
                                                Synergy Profits Plan. Each of
                                                these to pay as follows: 100% of
                                                target pays 100% of allocated
                                                Award Amount. Below 75% of
                                                target pays zero. 75% of target
                                                pays 50% of allocated Award
                                                Amount, 100% of target pays 100%
                                                of allocated Award Amount, and
                                                between 75% and 100% pays an
                                                Award Amount that scales
                                                linearly from 50% to 100% of the
                                                allocated Award Amount. Above
                                                target pays up to 130% of Award
                                                Amount on a directly
                                                proportional basis (e.g. if 110%
                                                of target achieved, 110% of
                                                allocated Award Amount paid).